November 29, 2005
Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:
We were previously principal accountants for the Hawaiian Tax-Free
Trust (the 'Trust') and, under the date of May 23, 2005, we reported on the financial statements and financial highlights of the Trust as of March 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. On July 27, 2005, we declined to stand for reelection as principal accountants. We have read the Trust's statements included under
Item 77K of its Form N-SAR dated November 29, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust's statements that the change was decided by the Audit Committee of the Board of Trustees and their statements in the fourth paragraph related to Tait, Weller and Baker LLP.


Very truly yours,



/s/  KPMG LLP
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KPMG LLP